Exhibit 10.3(a)

Silistra Municipality
33 Simeon Valki Str, Silistra 7500

Letter of Confirmation
Date February 21, 2005

From:  Mr. Ivo Andonov
Mayor of Silistra
For and on behalf of Silistra Bulgaria


To:   Dr. CA McCormack
President & Chief Executive Officer
Biosphere Development Corp
A subsidiary of Global Environmental Energy Corp
Magna Carta Court, Nassau Bahamas
Transmitted by facsimile to +1-707-549-5171


Dear Dr. McCormack

Letter On behalf of the Municipality of Silistra


Bulgaria, I am pleased to inform you by way of this of Confirmation that the Municipality of Silistra Bulgaria, has authorized me, Mr. Ivo Andonow, Mayor of Silistra Bulgaria, to commit to Biosphere Development Corp., that the Municipality of Silistra Bulgaria, now like to proceed to the nest stage./.

     The Municipality has stated before Biosphere Development Corp the necessity to purchase a technology / system with sufficient capacity to process 70,000 tons of municipal solid waste with certain morphological contents per annum producing electricity and potable water in compliance with all European ecological standards..

     As discussed on you last visit, the Municipality of Silistra, Bulgaria has arranged completed f financing for its portion of the investment in a joint venture, which is currently agreed to be up to 50% o does the total investment. I submit this letter of confirmation setting forth that the Municipality of Silistra commit to proceeding does commit to proceeding with this joint venture as soon as the parameters and efficiency of the offered technology and additional agreement regarding the financial conditions of the investment. I look forward to completing the structure of our participation when I visit with you in March 2005.

Respectfully submitted for and on behalf of the Municipality of Silistra.

Witnessed

By /s/ Mr. Ivo Andonov
--------------------------
Mr. Ivo Andonov
Mayor of Silistra
For and on behalf of
The Municipality of Silistra